Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Vimicro International Corporation for the registration of 24,535,522 of its ordinary shares and to the incorporation by reference therein of our reports dated May 12, 2010, with respect to the consolidated financial statements of Vimicro International Corporation, and the effectiveness of internal control over financial reporting of Vimicro International Corporation, included in its Annual Report (Form 20-F) for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming

Beijing, People’s Republic of China

May 19, 2010